Exhibit 99.1

Investor Contact:

Ronald H. Spair

Chief Financial Officer

(610) 882-1820

investorinfo@orasure.com

OraSure Technologies Appoints Eamonn P. Hobbs to its Board of Directors

BETHLEHEM, PA. – March 23, 2016 – OraSure Technologies, Inc. (NASDAQ: OSUR), today announced the appointment of Mr. Eamonn P. Hobbs as a member of the Company’s Board of Directors. Mr. Hobbs will serve as a Class I Director with an initial term expiring at the Company’s 2016 Annual Meeting of Stockholders. He will also serve on the Company’s Audit and Compensation Committees.

“We are delighted to welcome Eamonn Hobbs as a new member of our Board of Directors,” said Douglas G. Watson, Chairman of the Board of OraSure Technologies. “Eamonn’s executive leadership, board experience and extensive background in the medical device industry, make him an excellent addition to our Board.”

Mr. Hobbs has over 30 years of experience in the medical device industry including the specialty fields of interventional radiology, vascular surgery, interventional cardiology, surgical oncology, and gastroenterology. He most recently served as President and Chief Executive Officer at Antares Pharma, Inc. (NASDAQ: ATRS), a small cap pharmaceutical company based in Ewing, N.J. Previously, he served as President and Chief Executive Officer at Delcath Systems Inc., a specialty pharmaceutical and medical device company focused on oncology. Hobbs also served on the Board of Directors of both Antares Pharma and Delcath Systems.

Prior to Delcath, Mr. Hobbs co-founded AngioDynamics, Inc. in 1988 and served as the Company’s President and Chief Executive Officer until 2008. During his tenure there, he built the Company into a global market leader with more than $200 million in revenues and 700 employees.

Mr. Hobbs served as Chairman of the Board of Directors of the Medical Device Manufacturers Association from 2010 to 2013. He currently is Chairman of the Board of Marvao Medical, Inc., a medical technology company based in Galway, Ireland and serves on the Board of Directors of Harmonic Medical, Inc., a development stage medical device company based in Toronto, Canada.

In 2006, Mr. Hobbs was granted an honorary fellowship in the Society of Interventional Radiology, which was only the third honorary fellowship ever granted a non-physician in the Society’s 40-year history. He received his Bachelor of Science in Plastics Engineering from the University of Massachusetts, and in 2010, he was honored by the University with the “Francis Cabot Lowell Award for Outstanding Achievement in Business.”

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point of care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

For more information on OraSure Technologies, please visit www.orasure.com.

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